As filed with the Securities and Exchange Commission on June 24, 2016

Registration No. 333-

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gramercy Property Trust

(Exact name of registrant as specified in charter)

Maryland

(State or other jurisdiction of incorporation or organization)

56-2466617

(I.R.S. Employer Identification No.)

521 5th Avenue, 30th Floor

New York, New York 10175

(212) 297-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gramercy Property Trust 2016 Equity Incentive Plan
(Full title of the plan)

Edward J. Matey Jr.

General Counsel, Secretary and Executive Vice President

Gramercy Property Trust

521 5th Avenue, 30th Floor

New York, New York 10175

(212) 297-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James W. McKenzie, Jr.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Offering Price (2)	Amount of Registration Fee (2)
Common Shares of Beneficial Interest, $0.01 par value per share	12,000,000	$8.91	$106,920,000	$10,766.84

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the Gramercy Property Trust 2016 Equity Incentive Plan by reason of certain transactions or events, including any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding common shares.

(2)	Established solely for purposes of determining the registration fee pursuant to provisions of Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, by averaging the high and low sale prices of the Registrant’s common shares as reported by the New York Stock Exchange on June 21, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to participants in the Gramercy Property Trust 2016 Equity Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this registration statement:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Commission on February 29, 2016 (as amended by Form 10-K/A filed with the Commission on March 2, 2016);

(2) The Registrant’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2016 filed with the Commission on May 5, 2016;

(3) The Registrant’s Current Reports on Form 8-K filed with the Commission on April 28, 2016, May 5, 2016 and June 24, 2016; and

(4) The description of the Registrant’s common shares of beneficial interest, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 17, 2013, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as amended by Form 8-A/A filed with the Commission on June 26, 2013, and any other amendment or report filed with the Commission for purposes of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all of the common shares offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this registration statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this registration statement to the extent furnished but not filed.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Experts. The consolidated financial statements of Gramercy Property Trust appearing in Gramercy Property Trust’s Annual Report (Form 10-K) for the year ended December 31, 2015 including schedules appearing therein, and the effectiveness of Gramercy Property Trust’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Trustees and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Registrant’s declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify directors or officers for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Registrant’s declaration of trust requires it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former trustee or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any individual who, while a trustee or officer and at the Registrant’s request, serves or has served as a trustee, director, officer, member, manager or partner of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity and (iii) CBRE Global Investors, LLC, a Delaware limited liability company, CBRE Advisors LLC, a Delaware limited liability company, any of their affiliates or any of their respective directors, officers, partners, managers, members, trustees, agents, advisors and employees in connection with any proceeding, including any third party proceeding brought derivatively on the Registrant’s behalf, or in the Registrant’s right, to which any of them is made or threatened to be made a party by reason of the performance of advisory, management, transitional or other services for the Registrant under any written agreement in place on or prior to July 1, 2012 to which it was a party. The Registrant’s declaration of trust also permits it to indemnify and advance expenses to any person who served its predecessor in any of the capacities described in (i) or (ii) above and any employee or other agent of the Registrant or its predecessor.

The Registrant has entered into indemnification agreements with each of its trustees and executive officers. The indemnification agreements require, among other things, that the Registrant indemnify such persons to the maximum extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Registrant must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover the its trustees and executive officers under its trustees’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately following the signature pages and is incorporated herein by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that Paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Gramercy Property Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on June 24, 2016.

GRAMERCY PROPERTY TRUST

By:	/s/ Jon W. Clark
Jon W. Clark
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jon W. Clark and Edward J. Matey Jr., with full power to act without the other, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including post-effective amendments) and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Gordon F. DuGan
Gordon F. DuGan	Chief Executive Officer and Trustee (principal executive officer)	June 24, 2016

/s/ Jon W. Clark
Jon W. Clark	Chief Financial Officer (principal financial and accounting officer)	June 24, 2016

/s/ Charles E. Black
Charles E. Black	Chairman of the Board of Trustees	June 24, 2016

/s/ Allan J. Baum
Allan J. Baum	Trustee	June 24, 2016

/s/ Z. Jamie Behar
Z. Jamie Behar	Trustee	June 24, 2016

/s/ Thomas D. Eckert
Thomas D. Eckert	Trustee	June 24, 2016

/s/ James L. Francis
James L. Francis	Trustee	June 24, 2016

/s/ Gregory F. Hughes
Gregory F. Hughes	Trustee	June 24, 2016

/s/ Jeffrey E. Kelter
Jeffrey E. Kelter	Trustee	June 24, 2016

/s/ Louis P. Salvatore
Louis P. Salvatore	Trustee	June 24, 2016

EXHIBIT INDEX

Exhibit No.	Description

4.1	Gramercy Property Trust 2016 Equity Incentive Plan (incorporated herein by reference to Appendix A the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 29, 2016).

5.1	Opinion of Venable LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Venable LLP (included in Exhibit 5.1 filed herewith).

24.1	Power of Attorney (included on signature pages hereto).